UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2023

NERDWALLET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40994	45-4180440
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Hawthorne Street, 11th Floor, San Francisco, California 94105
(Address of principal executive offices) (Zip code)

(415) 549-8913
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	NRDS	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act). ☐

Item 1.01    Entry into a Material Definitive Agreement.
On September 26, 2023, NerdWallet, Inc., a Delaware corporation (the Company), and three of its wholly owned subsidiaries entered into a Credit Agreement (the Credit Agreement) with JPMorgan Chase Bank, National Association, as Administrative Agent, and a syndicate of lenders. The Credit Agreement provides for a $125 million senior secured revolving credit facility (the Credit Facility) available to be used by the Company and certain of its domestic subsidiaries for general corporate purposes, including acquisitions. The Company and each of its material domestic subsidiaries is a guarantor of all of the obligations under the Credit Facility. The Credit Facility matures on September 26, 2028.
The Credit Facility replaces the Company’s prior credit facility under the Amended and Restated Senior Secured Credit Facilities Credit Agreement dated February 19, 2021 between the Company and Silicon Valley Bank, as administrative agent (the Prior Credit Agreement), which was terminated substantially concurrently with the Company’s entering into the Credit Agreement.
No borrowings have been made under the Credit Facility and the Company does not anticipate drawing on the Credit Facility at this time. The Credit Facility provides increased financial flexibility for the Company to pursue its long-term growth strategies, both domestically and internationally.
Under the Credit Facility, the Company will pay quarterly fees ranging from 25 basis points to 35 basis points (per annum) of the total facility commitments, depending on the Company’s total net leverage ratio. Borrowings under the Credit Facility bear interest at a floating rate and may be maintained as alternate base rate loans (tied to the prime rate, the federal funds rate plus 0.5%, the overnight bank funding rate plus 0.5%, or the adjusted term secured overnight financing rate (“SOFR”) for a one month period plus 1.0%) or as term benchmark loans tied to adjusted term SOFR, in each case plus a margin.
The Credit Agreement requires the Company to comply with maximum total net leverage and minimum fixed charge coverage ratios. In addition, the Credit Agreement contains other standard affirmative and negative covenants such as those which (subject to certain thresholds) limit the ability of the Company and its subsidiaries to, among other things, incur debt, incur liens, engage in mergers, consolidations, liquidations or acquisitions, enter into new lines of business not related to the Company’s current lines of business, make certain investments, make distributions on or repurchase its equity securities, engage in transactions with affiliates, or enter into certain hedging obligations. Events of default under the Credit Agreement include, among other things, payment defaults, breaches of representations, warranties or covenants, defaults under material indebtedness, certain events of bankruptcy or insolvency, judgment defaults, certain defaults or events relating to employee benefit plans or a change in control of the Company. The events of default would permit the lenders to terminate commitments and accelerate the maturity of borrowings under the Credit Facility if not cured within applicable grace periods.
The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 1.02    Termination of a Material Definitive Agreement.
The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Prior Credit Agreement is incorporated by reference into this Item 1.02.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
10.1
Credit Agreement dated as of September 26, 2023 among NerdWallet, Inc., the subsidiary guarantors from time to time party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the Lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*    Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NERDWALLET, INC.

Date:	September 26, 2023	By:	/s/ Ekumene M. Lysonge
Ekumene M. Lysonge
Chief Legal Officer and Corporate Secretary